U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 13, 2011

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Wehrle Drive, Clarence, New York	14031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2011, Greatbatch, Inc. (the “Company”) issued a press release announcing the election of Anthony P. Bihl III to its Board of Directors (the “Board”) effective October 13, 2011.  Mr. Bihl also will serve on the Board’s Corporate Governance & Nominating and Technology Development & Innovation Committees. As a Director, he will be entitled to receive remuneration in accordance with the Company’s Director compensation program disclosed in the Company’s most recent proxy statement dated April 15, 2011. Mr. Bihl’s term as Director will last until the next annual meeting of stockholders.

Mr. Bihl brings over 25 years of experience in the medical device industry, in operations, finance and general management roles.  He is currently Group President AMS, a subsidiary of Endo Pharmaceuticals, which acquired American Medical Systems Holdings (“AMS”) in June 2011.  Prior to the acquisition by Endo, he was Chief Executive Officer and a director of AMS., a company engaged in developing and delivering medical technology solutions to physicians treating men’s and women’s pelvic health conditions.  Mr. Bihl served as Chief Executive Officer of Siemens Medical Solutions’ Diagnostics Division from January to November 2007, and as President of the Diagnostics Division of Bayer HealthCare from 2004 through 2006.  Prior to that, he served in a number of operations and finance roles at Bayer Healthcare and over a 20-year career at E.I. DuPont.

Mr. Bihl also is a director of Spectral Diagnostics, Inc., a Canadian company that develops products for the diagnosis and treatment of severe sepsis and septic shock.

A copy of the press release is filed as exhibit 99.1 to this report.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated October 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	October 13, 2011	GREATBATCH, INC.

		By:	/s/ Thomas J. Mazza
Thomas J. Mazza
Senior Vice President and
Chief Financial Officer